Exhibit 99.1

IMAX CORPORATION REPORTS FIRST QUARTER 2021 RESULTS

HIGHLIGHTS

•

IMAX continues to help lead the global film industry out of the pandemic as pent-up demand emerges in global markets driving year-over-year quarterly growth in revenue, box office, gross margins and EBITDA

•

Company posts $110 million in global box office — its first year-over-year quarterly box office growth of the pandemic period — as strong rebound in Asia continues and begins to expand to other key markets

•

IMAX expects further market openings and loosening of capacity restrictions to drive increased network capacity as summer tentpoles including “A Quiet Place 2,” “Fast 9,” and “Black Widow” arrive in theaters

•

Company raised $230 million in gross proceeds through successful convertible notes offering, further strengthening its financial position and reducing annualized cash interest by approximately $4.3 million or 55%

•

IMAX continues to innovate with announcement of new joint-venture to explore the application of artificial intelligence for super resolution image enhancement across consumer devices and streaming platforms

NEW YORK – April 29, 2021 – IMAX Corporation (NYSE: IMAX) today reported financial results for the first quarter 2021 including year-over-year revenue and box office growth, margin improvement and positive EBITDA — demonstrating strong demand for The IMAX Experience® as theaters reopen around the world.

“The last year has brought the strong, unique market position of IMAX into sharp focus; we are a global platform for blockbuster entertainment with a valuable brand, flexible, asset-lite business model and strong balance sheet,” said Richard L. Gelfond, CEO of IMAX Corporation. “The distinct attributes of our business and brand enable IMAX to help lead the global film industry out of the pandemic — drawing audiences back to the theaters and driving revenue across the ecosystem, as IMAX continues to grow its global footprint, box office, and market share.”

“Through our unique global footprint, we continue to see firsthand that where audiences feel safe and the virus is under control they will return quickly to the theaters. Audiences across Asia continue to rediscover the theatrical experience in impressive numbers, driving record-breaking box office and accelerating the continued shift to blockbusters at the multiplex. As Hollywood tentpoles return to theaters, the recovery is spreading to North America and key additional markets including Russia, and Saudi Arabia with the summer season ahead.”

“As the pandemic recedes, we see clear evidence of global consumers, who’ve been stuck at home with limited entertainment options, emerging to seek out experiences that transcend the ordinary. The IMAX Experience® is at once accessible and affordable yet immersive and transporting. With cinema among the most significant out-of-home entertainment experiences to come back online, we believe IMAX is well-positioned to capitalize on this movement.”

“IMAX remains very confident in its leadership position in out-of-home entertainment and continues to explore ways to capitalize on the strength of its brand and technology for the in-home and streaming market as well. Our IMAX Enhanced initiative now encompasses more than 25 device manufacturer and streaming partners across Asia, Europe, and North America, and we recently announced a joint-venture with a cutting-edge artificial intelligence firm to explore solutions for high-speed image enhancement across consumer devices and streaming platforms.”

IMAX delivered global box office of $110 million for the quarter, marking the Company’s first year-over-year quarterly box office growth since the pandemic began. Results were driven by the strong rebound of moviegoing in Asia and encouraging performances at the multiplex as other global markets reopen. For the quarter, IMAX achieved record-breaking Chinese New Year opening weekend results; its number-one and number-two highest grossing Japanese local language releases of all time; and its strongest North American opening of the pandemic period with “Godzilla vs. Kong,” which also performed well in key markets including Mexico, Russia, Spain, and Saudi Arabia.

IMAX reported first quarter 2021 revenues of $38.8 million, gross margin of $17.3 million, and a net loss attributable to common shareholders of ($14.8) million, or ($0.25) per diluted share. IMAX achieved positive EBITDA per Credit Facility(1) and its first quarter of year-over-year EBITDA growth since the onset of the pandemic. In the first quarter 2021, the Company continued to strengthen its balance sheet, amending its credit facility and raising $230 million of convertible notes. As a result of the transactions, IMAX added more than $200 million in total available liquidity and reduced its pro forma annual cash interest costs by $4.3 million.

IMAX first quarter 2021 net loss attributable to common shareholders reflects the impact of COVID-19 on the Company’s network, including theater closures and capacity restrictions, in addition to a non-cash valuation allowance to reduce the value of deferred tax assets of $7.0 million or $0.12 per share. However, the Company also benefited from a $5.2 million gain on the sale of its investment in Maoyan Entertainment ($3.7 million attributable to common shareholders) and $1.5 million of COVID-19 government relief benefits.

Additionally, IMAX today announced that Patrick McClymont, Chief Financial Officer of IMAX, will be leaving the Company to become Chief Financial Officer of a private company. McClymont, who has served in the role since 2016, will step down next month. Joseph Sparacio, who preceded McClymont as Chief Financial Officer of IMAX and more recently served as Chief Financial Officer of Entertainment One, will temporarily rejoin the Company to serve as Interim Chief Financial Officer of IMAX while a search is conducted to fill the role permanently.

“On behalf of IMAX, I want to thank Patrick for his significant and valued contributions to the Company throughout his tenure,” said Gelfond. “He is a strategic, thoughtful executive and we wish him and his family all the best of luck in their new adventure. IMAX is in a strong financial position with real momentum as we grow our network and brand throughout the world and I am confident that momentum will continue without interruption as we search for a successor.”

First Quarter Financial Highlights

	Three Months Ended
	March 31,
In millions of U.S. Dollars, except per share data	2021	2020	YoY % Change
Total Revenue	$38.8	$34.9	11.0%

Gross Margin	$17.3	$5.1	239.8%
Gross Margin (%)	44.6%	14.6%

Net Loss attributable to common shareholders	$(14.8)	$(49.4)	69.9%
Diluted Net Loss per share attributable to common shareholders	$(0.25)	$(0.82)	69.5%
Adjusted Net Loss attributable to common shareholders(1)	$(14.8)	$(28.7)	48.4%
Adjusted Net Loss per share attributable to common shareholders(1)	$(0.25)	$(0.48)	47.9%

Adjusted EBITDA per Credit Facility attributable to common shareholders(1)	$2.8	$(4.4)	163.9%
Adjusted EBITDA Margin attributable to common shareholders (%) (1)	9.0%	(13.1%)	168.5%

____________

(1)	Non-GAAP Financial Measure

Note: For the definition and reconciliations of reported results to non-GAAP financial results, please refer to the discussion of non-GAAP financial measures at the end of this earnings release.

First Quarter Segment Results(1)

In millions of U.S. Dollars	IMAX Technology Network			IMAX Technology Sales and Maintenance

	Revenue	Gross Margin	Gross Margin %	Revenue	Gross Margin	Gross Margin %
1Q21	$20.3	$10.1	49.9%	$17.0	$7.1	41.5%
1Q20	16.6	2.8	17.0%	15.1	4.7	31.3%
% change	22.3%	258.7%		12.5%	49.3%

_____________

(1)	Please refer to the Company’s Form 10-Q for the period ended March 31, 2021 for additional segment information

IMAX Technology Network

•

IMAX Technology Network revenues increased 22.3% to $20.3 million in the first quarter of 2021, compared to $16.6 million in the prior-year period. The continued reopening of the Company’s network, particularly in Asia, and strong performance of local-language content during the Chinese New Year holiday period, drove the increase in gross box office and revenue.

•	Gross margin for the IMAX Technology Network of $10.1 million in the first quarter of 2021 increased by more than $7 million as improved box office performance drove higher revenue.

IMAX Technology Sales and Maintenance

•

IMAX Technology Sales and Maintenance revenues increased 12.5% to $17.0 million in the first quarter of 2021, compared with $15.1 million in the prior year period. The increase in revenue was the result of higher IMAX Maintenance sales associated with the continued reopening of our global network

•

Total gross margin for IMAX Technology Sales and Maintenance increased 49.3% to $7.1 million compared to $4.7 million in the prior year period. The increase in gross margin was the result of higher IMAX Maintenance driven revenue and modest cost reductions.

Cash Balances and Outstanding Debt

Total cash and cash equivalents as of March 31, 2021 were $267.8 million. Total debt, excluding deferred financing fees, was $283 million as of March 31, 2021.

Share Count and Capital Return

The weighted average basic and diluted shares outstanding at the end of the first quarter of 2021 declined 2.3% to 59.0 million, compared to 60.4 million in the first quarter of 2020, due primarily to share repurchase activity early in 2020. During the first quarter of 2021, the Company did not repurchase any stock. A total of $89.4 million remains available under the Company’s outstanding share repurchase authorization, which was extended an additional year through to June 2022.

Supplemental Materials

For more information about the Company’s results, please refer to the IMAX Investor Relations website located at investors.imax.com.

Investor Relations Website and Social Media

On a weekly basis, the Company posts quarter-to-date box office results on the IMAX Investor Relations website located at investors.imax.com. The Company expects to provide such updates on Friday of each week, although the Company may change this timing without notice. Results will be displayed with a one-week lag.

The Company may post additional information on the Company’s corporate and Investor Relations website which may be material to investors. Accordingly, investors, media and others interested in the Company should monitor the Company’s website in addition to the Company’s press releases, SEC filings and public conference calls and webcasts, for additional information about the Company

Conference Call

The Company will host a conference call today at 8:30AM ET to discuss its first quarter 2021 financial results. This call is being webcast by PGI and can be accessed at investors.imax.com. To access the call via telephone, interested parties in the US and Canada should dial (800) 367-2403 approximately 5 to 10 minutes before the call begins. Other international callers should dial (647) 490-5367. The conference ID for the call is 2982656. A replay of the call will be available via webcast at investors.imax.com or via telephone by dialing (888) 203-1112 (US and Canada), or (647) 436-0148 (international). The Conference ID for the telephone replay is 2982656.

About IMAX Corporation

IMAX, an innovator in entertainment technology, combines proprietary software, architecture and equipment to create experiences that take you beyond the edge of your seat to a world you’ve never imagined. Top filmmakers and studios are utilizing IMAX theaters to connect with audiences in extraordinary ways, and, as such, IMAX’s network is among the most important and successful theatrical distribution platforms for major event films around the globe.

IMAX is headquartered in New York, Toronto, and Los Angeles, with additional offices in London, Dublin, Tokyo, and Shanghai. As of March 31, 2021, there were 1,652 IMAX theater systems (1,567 commercial multiplexes, 12 commercial destinations, 73 institutional) operating in 84 countries and territories. Shares of IMAX China Holding, Inc., a subsidiary of IMAX Corporation, trade on the Hong Kong Stock Exchange under the stock code “HK.1970.”

IMAX®, IMAX® Dome, IMAX® 3D, IMAX® 3D Dome, Experience It In IMAX®, The IMAX Experience®, An IMAX Experience®, An IMAX 3D Experience®, IMAX DMR®, DMR®, IMAX nXos® and Films to the Fullest®, are trademarks and trade names of the Company or its subsidiaries that are registered or otherwise protected under laws of various jurisdictions. More information about the Company can be found at www.imax.com. You may also connect with IMAX on Instagram (https://www.instagram.com/imax), Facebook (www.facebook.com/imax), Twitter (www.twitter.com/imax) and YouTube (www.youtube.com/imaxmovies).

For additional information please contact:

Investors: IMAX Corporation, New York Brett Harriss 212-821-0187 bharriss@IMAX.com	Media: IMAX Corporation, New York Mark Jafar 212-821-0102 mjafar@imax.com

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Forward-Looking Statements

This earnings release contains forward looking statements that are based on IMAX management's assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. These forward-looking statements include, but are not limited to, references to business and technology strategies and measures to implement strategies, competitive strengths, goals, expansion and growth of business, operations and technology, future capital expenditures (including the amount and nature thereof), industry prospects and consumer behavior, plans and references to the future success of IMAX Corporation together with its consolidated subsidiaries (the "Company") and expectations regarding the Company's future operating, financial and technological results. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the expectations and predictions of the Company is subject to a number of risks and uncertainties, including, but not limited to, the impact of COVID-19 on the Company’s business, financial conditions and results of operations and on the businesses of our customers and exhibitor partners; risks associated with investments and operations in foreign jurisdictions and any future international expansion, including those related to economic, political and regulatory policies of local governments and laws and policies of the United States and Canada; risks related to the Company’s growth and operations in China; the performance of IMAX DMR® films; the signing of IMAX Theater System agreements; conditions, changes and developments in the commercial exhibition industry and broader entertainment industry, including both the in-home and out-of-home entertainment markets; risks related to currency fluctuations; the potential impact of increased competition in the markets within which the Company operates, including competitive actions by other companies; the failure to respond to change and advancements in entertainment technology; risks relating to consolidation among commercial exhibitors and movie studios; risks related to new business initiatives that may be presented to and pursued by the Company; risks related to cyber-security and data privacy; risks related to the Company’s inability to protect the Company’s intellectual property; risks related to the Company’s indebtedness and compliance with its debt agreements; general economic, market or business conditions; the failure to convert IMAX Theater System backlog into revenue; changes in laws or regulations; the failure to fully realize the projected cost savings and benefits from any of the Company’s restructuring initiatives; assumptions related to the foregoing; other risks outlined in our periodic filings with the SEC; and other factors, many of which are beyond the control of the Company. Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and actual results or anticipated developments by the Company may not be realized, and even if substantially realized, may not have the expected consequences to, or effects on, the Company. These factors, other risks and uncertainties and financial details are discussed in IMAX’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Primary Reporting Groups

The Company has the following reportable segments: (i) IMAX DMR; (ii) Joint Revenue Sharing Arrangements; (iii) IMAX Systems, (iv) IMAX Maintenance; (v) Other Theater Business; (vi) New Business Initiatives; (vii) Film Distribution; and (viii) Film Post-Production. The Company organizes its reportable segments into the following four categories, identified by the nature of the product sold or service provided:

(i)	IMAX Technology Network, which earns revenue based on contingent box office receipts and includes the IMAX DMR segment and contingent rent from the Joint Revenue Sharing Arrangement (“JRSA”) segment;

(ii)	IMAX Technology Sales and Maintenance, which includes results from the IMAX Systems, IMAX Maintenance and Other Theater Business segments, as well as fixed revenues from the JRSA segment;

(iii)	New Business Initiatives, which is a segment that includes activities related to the exploration of new lines of business and new initiatives outside of the Company’s core business; and

(iv)

Film Distribution and Post-Production, which includes activities related to the licensing of film content, the distribution of films primarily for the Company’s institutional theater partners (through the Film Distribution segment) and the provision of film post-production and quality control services (through the Film Post-Production segment).

IMAX Network and Backlog

	Three Months Ended March 31,
Theater System Signings:	2021		2020
New IMAX Theater Systems
Sales and sales-type lease arrangements	6		2
Hybrid joint revenue sharing arrangements	—		—
Traditional joint revenue sharing arrangements	—		2
Total new IMAX theaters Systems	6		4
Upgrades of IMAX theater systems	—		11
Total IMAX Theater System signings	6		15

	Three Months Ended March 31,
Theater System Installations:	2021		2020
New IMAX Theater Systems
Sales and sales-type lease arrangements	2		2
Hybrid joint revenue sharing lease arrangements	2		1
Traditional joint revenue sharing arrangements	5		2
Total new IMAX Theater Systems	9		5
Upgrades of IMAX theater systems	3		7
Total IMAX Theater System installations	12		12

	Three Months Ended March 31,
Theater Sales Backlog:	2021		2020
Sales and sales-type lease arrangements	189		180
Hybrid joint revenue sharing arrangements	144		138
Traditional joint revenue sharing arrangements	188	(1)	215	(1)
Total Theater backlog	521	(2)	533	(3)

	Three Months Ended March 31,
Theater Network:	2021		2020
Commercial Multiplex Theaters
Sales and sales-type lease arrangements	671		659
Hybrid joint revenue sharing lease arrangements	143		136
Traditional joint revenue sharing lease arrangements	753		731
Total Commercial Multiplex Theaters	1,567		1,526
Commercial Destination Theaters	12		14
Institutional Theaters	73		76
Total Theater network(4)	1,652		1,616

_____________

(1)	Includes 44 IMAX Theater Systems where the customer has the option to convert from a joint revenue sharing arrangement to a sales arrangement (2020 — 46).
(2)	Includes 149 new IMAX with Laser projection system configurations and 92 upgrades of existing locations to IMAX with Laser projection system configurations.
(3)	Includes 147 new IMAX with Laser projection system configurations and 94 upgrades of existing locations to IMAX with Laser projection system configurations.
(4)	Period-to-period changes are reported net of the effect of permanently closed theaters.

IMAX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Revenues
Technology sales	$6,175	$5,662
Image enhancement and maintenance services	21,615	20,721
Technology rentals	8,359	5,971
Finance income	2,605	2,548
	38,754	34,902
Costs and expenses applicable to revenues
Technology sales	5,053	3,869
Image enhancement and maintenance services	9,764	17,816
Technology rentals	6,656	8,131
	21,473	29,816
Gross margin	17,281	5,086
Selling, general and administrative expenses	25,209	28,636
Research and development	1,471	2,200
Amortization of intangibles	1,141	1,321
Credit loss expense	305	10,217
Asset impairments	—	1,151
Loss from operations	(10,845)	(38,439)
Realized and unrealized investment gains (losses)	5,248	(4,539)
Retirement benefits non-service expense	(114)	(116)
Interest income	583	365
Interest expense	(2,304)	(648)
Loss before taxes	(7,432)	(43,377)
Income tax expense	(3,068)	(15,505)
Equity in losses of investees, net of tax	—	(529)
Net Loss	(10,500)	(59,411)
Less: Net (income) loss attributable to non-controlling interests	(4,340)	10,057
Net loss attributable to common shareholders	$(14,840)	$(49,354)
Net loss per share attributable to common shareholders - basic and diluted:
Net loss per share — basic and diluted	$(0.25)	$(0.82)

Weighted average number of shares outstanding (000's):
Basic	59,012	60,418
Fully Diluted	59,012	60,418
Additional Disclosure:
Depreciation and amortization(1)	$12,986	$15,252

_____________

(1)	Includes $0.3 million of amortization of deferred financing costs charged to interest expense for the three months March 31, 2021 (2020 — $0.1 million).

IMAX CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of dollars, except share amounts)

(Unaudited)

	March 31,	December 31,
	2021	2020
Assets
Cash and cash equivalents	$267,794	$317,379
Accounts receivable, net	69,582	56,300
Financing receivables, net	130,836	131,810
Variable consideration receivables, net	41,095	40,526
Inventories	39,119	39,580
Prepaid expenses	12,762	10,420
Film assets, net	5,793	5,777
Property, plant and equipment, net	269,820	277,397
Investment in equity securities	1,086	13,633
Other assets	21,799	21,673
Deferred income tax assets, net	18,303	17,983
Goodwill	39,027	39,027
Other intangible assets, net	25,347	26,245
Total assets	$942,363	$997,750
Liabilities
Accounts payable	$16,224	$20,837
Accrued and other liabilities	104,499	99,354
Revolving credit facility borrowings, net	50,813	305,676
Convertible notes, net	222,486	—
Deferred revenue	93,208	87,982
Deferred income tax liabilities	19,681	19,134
Total liabilities	506,911	532,983
Commitments and contingencies
Non-controlling interests	750	759
Shareholders' equity
Capital stock common shares — no par value. Authorized — unlimited number.
59,358,679 issued and 59,357,956 outstanding (December 31, 2020 — 58,921,731 issued and 58,921,008 outstanding)	414,993	407,031
Less: Treasury stock, 723 shares at cost (December 31, 2020 — 723)	(11)	(11)
Other equity	155,653	180,330
Accumulated deficit	(217,689)	(202,849)
Accumulated other comprehensive (loss) income	(459)	988
Total shareholders' equity attributable to common shareholders	352,487	385,489
Non-controlling interests	82,215	78,519
Total shareholders' equity	434,702	464,008
Total liabilities and shareholders' equity	$942,363	$997,750

IMAX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Operating Activities
Net loss	$(10,500)	$(59,411)
Adjustments to reconcile net loss to cash (used in) provided by operating activities:
Depreciation and amortization	12,986	15,252
Credit loss expense	305	10,217
Write-downs	213	4,403
Deferred income tax expense	158	5,627
Share-based and other non-cash compensation	5,421	4,309
Unrealized foreign currency exchange loss	113	223
Realized and unrealized investment (gains) losses	(5,248)	4,539
Equity in losses of investees	—	529
Changes in assets and liabilities:
Accounts receivable	(13,744)	28,191
Inventories	437	(18,344)
Film assets	(2,213)	(3,064)
Deferred revenue	5,276	8,807
Changes in other operating assets and liabilities	(4,155)	4,688
Net cash (used in) provided by operating activities	(10,951)	5,966
Investing Activities
Purchase of property, plant and equipment	(466)	(271)
Investment in equipment for joint revenue sharing arrangements	(1,540)	(1,580)
Acquisition of other intangible assets	(1,507)	(862)
Proceeds from sale of equity securities	17,769	—
Net cash provided by (used in) investing activities	14,256	(2,713)
Financing Activities
Proceeds from issuance of convertible notes, net	223,675	—
Purchase of capped calls related to convertible notes	(19,067)	—
Revolving credit facility borrowings	—	280,000
Repayments of revolving credit facility borrowings	(255,000)	—
Credit facility amendment fees paid	(32)	—
Settlement of restricted share units and options	—	(1,667)
Treasury stock repurchased for future settlement of restricted share units	—	(1,419)
Repurchase of common shares, IMAX China	—	(891)
Taxes withheld and paid on employee stock awards vested	(3,045)	(236)
Common shares issued - stock options exercised	824	—
Repurchase of common shares	—	(36,624)
Net cash (used in) provided by financing activities	(52,645)	239,163
Effects of exchange rate changes on cash	(245)	377
(Decrease) increase in cash and cash equivalents during period	(49,585)	242,793
Cash and cash equivalents, beginning of period	317,379	109,484
Cash and cash equivalents, end of period	$267,794	$352,277

	Three Months Ended
	March 31,
	2021	2020
Revenue
IMAX Technology Network
IMAX DMR	$11,944	$10,629
Joint revenue sharing arrangements, contingent rent	8,359	5,971
	20,303	16,600
IMAX Technology Sales and Maintenance
IMAX Systems	5,899	5,688
Joint revenue sharing arrangements, fixed fees	1,738	770
IMAX Maintenance	8,906	7,370
Other Theater Business	437	1,263
	16,980	15,091
New Business Initiatives	668	478
Film Distribution and Post-production	813	2,494
	38,764	34,663
Other	(10)	239
Total revenues	$38,754	$34,902

Gross Margin (Margin Loss)
IMAX Technology Network
IMAX DMR(1)	$8,251	$4,443
Joint revenue sharing arrangements, contingent rent(1)	1,883	(1,618)
	10,134	2,825
IMAX Technology Sales and Maintenance
IMAX Systems (1)	3,012	3,176
Joint revenue sharing arrangements, fixed fees(1)	156	179
IMAX Maintenance	3,823	759
Other Theater Business	63	610
	7,054	4,724
New Business Initiatives	458	361
Film Distribution and Post-production (1)(2)	(25)	(1,935)
	17,621	5,975
Other	(340)	(889)
Total Segment Margin	$17,281	$5,086

_____________

(1)

IMAX DMR gross margin includes marketing costs of $1.1 million for the three months ended March 31, 2021 (2020 — $2.4 million). JRSA gross margin includes advertising, marketing and commission expense of $0.8 million for the three months March 31, 2021 (2020 —$0.5 million). IMAX Systems gross margin includes marketing and commission costs of $0.2 million for the three months ended March 31, 2021 (2020 — $0.2 million). Film Distribution segment gross margin includes marketing recovery of less than $0.1 million for the three months ended March 31, 2021, (2020 — expense of $0.2 million).

(2)

During the three months ended March 31, 2020, Film Distribution segment results include impairment losses of $2.3 million to write-down the carrying value of certain documentary and alternative content film assets due to a decrease in projected box office totals and related revenues based on management’s regular quarterly recoverability assessments. No such charges incurred in the three months ended March 31, 2021.

IMAX CORPORATION

NON-GAAP FINANCIAL MEASURES

(in thousands of U.S. dollars)

In this release, the Company presents adjusted net loss attributable to common shareholders and adjusted net loss attributable to common shareholders per diluted share, EBITDA, Adjusted EBITDA per Credit Facility, Adjusted EBITDA margin, and free cash flow as supplemental measures of the Company’s performance, which are not recognized under U.S. GAAP. Adjusted net loss attributable to common shareholders and adjusted net loss attributable to common shareholders per basic and diluted share exclude, where applicable: (i) share-based compensation; (ii) COVID-19 government relief benefits, (iii) realized and unrealized investment (gains) losses, as well as the related tax impact of these adjustments, and (iv) income taxes resulting from management’s decision to no longer indefinitely reinvest the historical earnings of certain foreign subsidiaries.

The Company believes that these non-GAAP financial measures are important supplemental measures that allow management and users of the Company’s financial statements to view operating trends and analyze controllable operating performance on a comparable basis between periods without the after-tax impact of share-based compensation and certain unusual items included in net loss attributable to common shareholders. Although share-based compensation is an important aspect of the Company’s employee and executive compensation packages, it is a non-cash expense and is excluded from certain internal business performance measures.

A reconciliation from net loss attributable to common shareholders and the associated per share amounts to adjusted net loss attributable to common shareholders and adjusted net loss attributable to common shareholders per diluted share is presented in the table below. Net loss attributable to common shareholders and the associated per share amounts are the most directly comparable GAAP measures because they reflect the earnings relevant to the Company’s shareholders, rather than the earnings attributable to non-controlling interests.

In addition to the non-GAAP financial measures discussed above, management also uses “EBITDA,” as such term is defined in the Company’s Credit Agreement, and which is referred to herein as “Adjusted EBITDA per Credit Facility.” As allowed by the Credit Agreement, Adjusted EBITDA per Credit Facility includes adjustments in addition to the exclusion of interest, taxes, depreciation and amortization. Adjusted EBITDA per Credit Facility measure is presented to allow a more comprehensive analysis of the Company’s operating performance and to provide additional information with respect to the Company’s compliance against its Credit Agreement requirements when applicable. In addition, the Company believes that Adjusted EBITDA per Credit Facility presents relevant and useful information widely used by analysts, investors and other interested parties in the Company’s industry to evaluate, assess and benchmark the Company’s results.

EBITDA is defined as net income or loss excluding (i) interest expense, net of interest income; (ii) income tax expense or benefit; and (iii) depreciation and amortization, including film asset amortization. Adjusted EBITDA per Credit Facility is defined as EBITDA excluding: (i) share-based and other non-cash compensation; (ii) realized and unrealized investment (gains) losses; (iii) write-downs, net of recoveries, including asset impairments and credit loss expense; (iv) legal judgment and arbitration awards; and (v) gain or loss from equity accounted investments.

A reconciliation of net loss attributable to common shareholders, which is the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA per Credit Facility is presented in the table below. Net loss attributable to common shareholders is the most directly comparable GAAP measure because it reflects the earnings relevant to the Company’s shareholders, rather than the earnings attributable to non-controlling interests.

Free cash flow is defined as cash provided by operating activities minus cash used in investing activities (from the Condensed Consolidated Statements of Cash Flows). Cash provided by operating activities consist of net (loss) income, plus depreciation and amortization, plus the change in deferred income taxes, plus other non-cash items, plus changes in working capital, less investment in film assets, plus other changes in operating assets and liabilities. Cash used in investing activities includes capital expenditures, acquisitions and other cash used in investing activities. Management views free cash flow, a non-GAAP measure, as a measure of the Company’s after-tax cash flow available to reduce debt, add to cash balances, and fund other financing activities. Free cash flow does not represent residual cash flow available for discretionary expenditures. A reconciliation of cash provided by operating activities to free cash flow is presented below.

These non-GAAP measures may not be comparable to similarly titled amounts reported by other companies. Additionally, the non-GAAP financial measures used by the Company should not be considered as a substitute for, or superior to, the comparable GAAP amounts.

Adjusted EBITDA per Credit Facility

	For the Three Months Ended March 31, 2021 (1)			For the Three Months Ended March 31, 2020 (1)
	Attributable to Non-controlling	Less:		Attributable to Non-controlling	Less:
	Interests and	Attributable to	Attributable to	Interests and	Attributable to	Attributable to
	Common	Non-controlling	Common	Common	Non-controlling	Common
	Shareholders	Interests	Shareholders	Shareholders	Interests	Shareholders
(In thousands of U.S. Dollars)
Reported net loss	$(10,500)	$4,340	$(14,840)	$(59,411)	$(10,057)	$(49,354)
Add (subtract):
Income tax expense	3,068	974	2,094	15,505	4,556	10,949
Interest expense, net of interest income	1,412	(86)	1,498	150	(103)	253
Depreciation and amortization, including film asset amortization	12,986	1,149	11,837	15,252	1,240	14,012
EBITDA	$6,966	$6,377	$589	$(28,504)	$(4,364)	$(24,140)
Share-based and other non-cash compensation	5,421	246	5,175	4,309	151	4,158
Realized and unrealized investment (gains) losses	(5,248)	(1,571)	(3,677)	4,539	1,374	3,165
Write-downs, including asset impairments and credit loss expense	518	(180)	698	14,620	2,692	11,928
Loss from equity accounted investments	—	—	—	529	—	529
Adjusted EBITDA per Credit Facility	$7,657	$4,872	$2,785	$(4,507)	$(147)	$(4,360)
Revenues attributable to common shareholders(2)	38,754	7,699	31,055	34,902	1,596	33,306
Adjusted EBITDA margin attributable to common shareholders	19.8%	63.3%	9.0%	-12.9%	-9.2%	-13.1%

	For the Twelve Months Ended March 31, 2021 (1)			For the Twelve Months Ended March 31, 2020 (1)
	Attributable to Non-controlling	Less:		Attributable to Non-controlling	Less:
	Interests and	Attributable to	Attributable to	Interests and	Attributable to	Attributable to
	Common	Non-controlling	Common	Common	Non-controlling	Common
	Shareholders	Interests	Shareholders	Shareholders	Interests	Shareholders
(In thousands of U.S. Dollars)
Reported net loss	$(108,575)	$686	$(109,261)	$(13,327)	$(2,574)	$(10,753)
Add (subtract):
Income tax expense	14,067	1,826	12,241	28,624	7,255	21,369
Interest expense, net of interest income	4,982	(353)	5,335	462	(468)	930
Depreciation and amortization, including film asset amortization	51,340	4,479	46,861	64,527	5,025	59,502
EBITDA	$(38,186)	$6,638	$(44,824)	$80,286	$9,238	$71,048
Share-based and other non-cash compensation	23,150	1,063	22,087	23,356	659	22,697
Realized and unrealized investment (gains) losses	(7,706)	(2,314)	(5,392)	7,549	2,331	5,218
Write-downs, including asset impairments and credit loss expense	22,235	5,492	16,743	20,729	3,689	17,040
Legal judgment and arbitration awards	4,105	—	4,105	—	—	—
Loss from equity accounted investments	1,329	—	1,329	442	—	442
Adjusted EBITDA per Credit Facility	$4,927	$10,879	$(5,952)	$132,362	$15,917	$116,445
Revenues attributable to common shareholders(2)	140,855	21,870	118,985	350,368	31,132	319,236
Adjusted EBITDA margin attributable to common shareholders	3.5%	49.7%	-5.0%	37.8%	51.1%	36.5%

_____________

(1)

The Senior Secured Net Leverage Ratio is calculated using Adjusted EBITDA per Credit Facility determined on a trailing twelve-month basis. During the first quarter of 2021, the Company entered into the Second Amendment to the Credit Facility Agreement which, among other things, suspends the Senior Secured Net Leverage Ratio financial covenant in the Credit Agreement through the first quarter of 2022 and, once re-established, permits the Company to use EBITDA from the third and fourth quarters of 2019 in lieu of EBITDA for the corresponding quarters of 2021.

	Three months ended March 31, 2021		Three months ended March 31, 2020		12 months ended March 31, 2021		12 months ended March 31, 2020
Total revenues		$38,754		$34,902		$140,855		$350,368
Greater China revenues	$25,518		$5,269		$72,580		$102,882
Non-controlling interest ownership percentage(3)	30.17%		30.29%		30.13%		30.26%
Deduction for non-controlling interest share of revenues		(7,699)		(1,596)		(21,870)		(31,132)
Revenues attributable to common shareholders		$31,055		$33,306		$118,985		$319,236
(3)	Weighted average ownership percentage for change in non-controlling interest share

Adjusted Net Loss Attributable to Common Shareholders and Adjusted Diluted Per Share Calculations

	Three Months Ended		Three Months Ended
	March 31, 2021		March 31, 2020
(In thousands of U.S. Dollars, except per share amounts)	Net Loss	Per Share	Net Loss	Per Share
Reported net loss attributable to common shareholders	$(14,840)	$(0.25)	$(49,354)	$(0.82)
Adjustments(1):
Share-based compensation	5,348	0.09	4,075	0.07
COVID-19 government relief benefits(2)	(1,484)	(0.03)	—	—
Realized and unrealized investment (gains) losses	(3,677)	(0.06)	3,165	0.05
Tax impact on items listed above	(537)	(0.01)	(338)	(0.01)
Income taxes resulting from management's decision to no longer indefinitely reinvest the historical earnings of certain foreign subsidiaries	381	0.01	13,726	0.23
Adjusted net loss(1)	$(14,809)	$(0.25)	$(28,726)	$(0.48)

Weighted average basic shares outstanding		59,012		60,418
Weighted average diluted shares outstanding		59,012		60,418

_____________

(1)	Reflects amounts attributable to common shareholders.
(2)

In the three months ended March 31, 2021, the Company recognized $1.5 million in benefits from the CEWS program, as reductions to Selling, General and Administrative Expenses ($1.2 million) and Costs and Expenses Applicable to Revenues ($0.3 million) in the Condensed Consolidated Statements of Operations. No such benefits were recognized in the same period of 2020.

Free Cash Flow

Three Months Ended
(In thousands of U.S. Dollars)	March 31, 2021
Net cash used in operating activities	$(10,951)
Net cash provided by investing activities	14,256
Free cash flow	$3,305